Exhibit 99.2

IMSI Sells Allume Systems, Inc. for $12.75 Million in Cash & Stock

Sale Proceeds Generate 127% Cash on Cash Return of Acquisition of Allume
Systems From April 2004

NOVATO, Calif., July 5 -- IMSI(R) (OTC Bulletin Board: IMSI), a leading developer and publisher of consumer, business and precision design software solutions, today announced the sale of its wholly owned subsidiary Allume Systems, Inc. ("Allume") for a combination of $11.0 million in cash and 397,547 shares of the common stock of Smith Micro Software, Inc. (Nasdaq: SMSI) valued at $1.75 million. Through the utilization of its net operating loss carryforwards, IMSI does not expect to have any tax liability as a result of the sale.

"We were pleased with the results and the milestones achieved by Allume over the last year but we believe the sale gives IMSI a unique opportunity to become a market leader in the stock house plans market and take advantage of additional opportunities in the distribution of content on the internet," said Martin Wade, IMSI CEO.

"With the acquisition of Weinmaster Homes, Ltd., the operator of the #2 Google ranked site www.globalhouseplans.com on July 1, 2005, our subsidiary, Houseplans, Inc., will become the leading marketer of online house plans in Canada and significantly strengthen our offering in the U.S.," said Gordon Landies, IMSI President. "With the strength of the base house plans business and the added resources of the Weinmaster acquisition as well as the performance of our CAD business, we expect our overall business in 2006 to demonstrate robust growth, operating earnings and positive cash flow."

About IMSI

Founded in 1982, IMSI has established a tradition of providing the professional and home user with innovative technology and easy-to-use, high-quality software products at affordable prices. The company maintains two business divisions. The Precision Design division, anchored by IMSI's flagship product, TurboCAD(R) and the DesignCAD(TM) line, also develops and markets other visual content and design software such as FloorPlan(R) 3D. The division also includes several online properties focused on the sale of content and services to the architectural, engineering and construction market thru its stock house plans site at Houseplans.com, its CAD add-on store, Cadalog.com and the online CAD symbol site, CADsymbols.com. The Consumer & Business Software Solutions division, which provides small businesses and consumers with software solutions through its popular products such as TurboProject(R), FormTool(R), FlowCharts&More(TM), HiJaak(R) and TurboTyping(TM). More information about IMSI can be found at www.imsisoft.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended June 30, 2004, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.